                                                             EXHIBIT 10.163


                  [LEASE MANAGEMENT SERVICES, INC. LETTERHEAD]


                                                                       [SEAL]


July 29, 1997

Mr. Dennis Genge
Executive Director of Finance
LIGAND PHARMACEUTICALS, INC.
9393 Towne Centre Drive, Suite 100
San Diego CA 92121


Dear Dennis:

We are pleased to confirm credit approval for LIGAND PHARMACEUTICALS, INC.

LESSEE:         LIGAND PHARMACEUTICALS, INC.

LESSOR:         Lease Management Services, Inc.

EQUIPMENT:      A lease line extension of $4,500,000 to finance equipment and related sales tax as per the attached list. All equipment is subject to Lessor's final approval. This line extension does NOT include any warrants, deposits, or negative covenant provisions.

LEASE TERM:     Sixty (60) months.

RENTAL FACTOR:  1.952% of equipment cost payable monthly in advance for each lease schedule.

                The yield in this transaction will be adjusted relative to any increase in comparable term U.S. Treasury maturities. The payment factor for each schedule will be set at the time it is documented and will be fixed for the term. The payment factors above are based on the average of the Federal Reserve 3- and 5-year treasuries (6.72%) for the week ending 4/25/97.

Mr. Dennis Genge
7/29/97
Page 2



LEASE TYPE:     Net lease - insurance, personal property taxes and maintenance paid by Lessee.

END OF LEASE:   At the end of the lease term, equipment will be purchased for
                10% of original, aggregate equipment cost.

CONTINGENCIES:  1)      Standard documentation satisfactory to Lessee and
                        Lessor.

                2) Release against this lease credit line are contingent upon no material adverse in Borrower's financial condition, management, operations, or business prospects. This credit line, unless extended in writing, expires 6/30/98. In the event the lease line is not fully utilized by the expiration date, Lessor agrees to extend the takedown period to 12/31/98, subject to credit approval.

                3) Throughout the lease term, Lessee shall provide quarterly financials within 45 days of each month-end, and annually, an audited statement within 120 days of each fiscal year end. All such financial statements to be prepared using generally accepted accounting principles and to be in compliance with SEC regulations.

                4) Complete equipment specifications to be provided to Lessor before each takedown. Invoices must be less than 45 days old or funded within 45 days of credit approval.

                        All equipment to be located at Lessee's various San Diego, California, facilities. Custom equipment; software in excess of $450,000; upgrades to equipment to which Lessor does not have clear title or first security interest; disposables; "soft costs" such as freight, plumbing, wiring, labor or installation; and leasehold or tenant improvements are excluded from this line.

                5) This is a statement of mutual intent and not an agreement to Lease. The terms set forth above are not therefore binding until a lease agreement is executed between Lessor and Lessee for specific items of equipment.

Mr. Dennis Genge
7/29/97
Page 3



COMMITMENT FEE: We are in receipt of your $45,000.00 commitment fee which shall be fully credited pro-rata to rentals due. All or a portion of said fee will be forfeited if this transaction is approved by Lessor and not executed by Lessee as called for in this proposal.


We're very pleased to help finance your equipment needs and promise to give you the best service in the industry.


Sincerely,

/s/ Stephanie K. Wagner

Stephanie K. Wagner
Vice President Marketing


SKW:clb